Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 14, 2015, relating to the financial statements and financial statement schedule of Towers Watson & Co. and the effectiveness of Towers Watson & Co’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Towers Watson & Co. for the year ended June 30, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

August 27, 2015